Exhibit 5.6

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM
OFFICE ADDRESS	Fred. Roeskestraat 100 1076 ED AMSTERDAM the Netherlands
INTERNET	www.loyensloeff.com

To:

Kinross Gold Corporation

25 York Street

17th Floor

Toronto, Ontario
Canada M5J 2V5
(the Opinion Addressee)

RE	Dutch law legal opinion — Red Back Mining B.V.

REFERENCE	27273519

Amsterdam, 18 May 2018

Dear Sir, Madam,

1                                                  INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion in connection with a registration statement on Forms F-10 and S-4 filed with the U.S. Securities and Exchange Commission on 18 May 2018, in relation to the registration under the U.S. Securities Act of 1933 of USD 500,000,000 aggregate principal amount of 4.50% senior notes due 2027 of Kinross Gold Corporation (Kinross), unconditionally guaranteed by inter alia the Company, pursuant to an exchange offer by Kinross for a like principal amount of Kinross’ outstanding notes, pursuant to the indenture originally dated 22 August 2011, as supplemented on 8 December 2014 and on 1 September 2016, between Kinross as issuer, the Company as guarantor and Wells Fargo Bank, National Association as trustee.

2                                                  DEFINITIONS

2.1                                        Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion or comprise the documents listed under the capitalised headers of Schedule 2 (Reviewed documents).

2.2                                        In this opinion letter:

Company means Red Back Mining B.V., registered with the Trade Register under number 34107768.

Excerpts means the 2016 Excerpt and the 2018 Excerpt.

Original Indenture means the New York law indenture originally dated 22 August 2011, as supplemented by a first supplemental indenture dated 8 December 2014, between

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

AMSTERDAM	• ARNHEM • BRUSSELS • LUXEMBOURG	• ROTTERDAM
HONG KONG	• LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO	• ZURICH

1

Kinross as issuer, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

Relevant Date means the date of the Board Resolution, the date of the Opinion Documents and the date of this opinion letter.

Resolutions means the Former Board Resolution and the Board Resolution.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3                                                  SCOPE OF INQUIRY

3.1                                        For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Opinion Documents and electronically transmitted copies of the following documents:

(a)                       an excerpt of the registration of the Company in the Trade Register dated 29 August 2016 (the 2016 Excerpt);

(b)                       an excerpt of the registration of the Company in the Trade Register dated 4 May 2018 (the 2018 Excerpt);

(c)                        the deed of incorporation of the Company dated 24 November 1998 (the Deed of Incorporation);

(d)                       the articles of association (statuten) of the Company dated 24 March 2015 (the Articles);

(e)                        the resolution of the board of managing directors of the Company dated 31 August 2016 (the Former Board Resolution); and

(f)                         the resolution of the board of managing directors of the Company dated • May 2018 (the Board Resolution) and including a power of attorney to each member of the board of directors of the Company (the Power of Attorney).

3.2                                        We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)                       an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the 2018 Excerpt;

(b)                       an inquiry by telephone at the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)                         an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register)

confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)                       an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the list referred to in article 2 (3) of Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

3.3                                        We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (unless included as an Opinion Document) and therefore our opinions do not extend to such documents.

4                                                  NATURE OF OPINION

4.1                                        We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2                                        Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3                                        In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4                                        This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5                                        This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5                                                  OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1                                        Corporate status

The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law.

5.2                                        Corporate power

The Company has the corporate power to execute the Opinion Documents and to perform its obligations thereunder.

5.3                                        Due authorisation

The execution by the Company of the Opinion Documents has been duly authorised by all requisite corporate action on the part of the Company.

5.4                                        Due execution

5.4.1                              The Second Supplemental Indenture has been duly executed by the Company.

5.4.2                              The Guarantee, when duly signed on behalf of the Company by the entire board of managing directors, by two members of the board of managing directors of the Company acting jointly or by a person duly authorised to sign pursuant to a valid power of attorney, will have been duly executed by the Company.

5.5                                        No violation of Articles and law

The execution by the Company of the Opinion Documents and the performance by the Company of its obligations thereunder do not result in a violation of the Articles or of the provisions of any published law, rule or regulation of general application of the Netherlands which would affect the validity or enforceability of the Opinion Documents.

5.6                                        Choice of law

5.6.1                              The choice of the laws of the State of New York as the law governing the contractual rights and obligations contained in the Second Supplemental Indenture is valid and binding under Dutch law.

5.6.2                              The choice of the laws of the State of New York as the law governing the contractual rights and obligations contained in the Guarantee, when duly executed, is valid and binding under Dutch law.

5.7                                        Enforceability

5.7.1                              Dutch law does not restrict the validity and binding effect on and enforceability of the Second Supplemental Indenture against the Company.

5.7.2                              Dutch law does not restrict the validity and binding effect on and enforceability of the Guarantee, when duly executed, against the Company.

5.8                                        Consents

No approval, authorisation or other action by, or filing with, any Dutch governmental, regulatory or supervisory authority or body, is required in connection with the execution by the Company of the Opinion Documents and the performance by the Company of its obligations thereunder.

5.9                                        Qualification to do business

It is not necessary under Dutch law that an Opinion Addressee should be licensed, qualified or otherwise entitled to carry on business in the Netherlands by reason only of the execution of the Opinion Documents or the enforcement of its rights under the Opinion Documents.

5.10                                 Immunity

The Company is not entitled to any immunity from any legal proceedings in the Netherlands to enforce the Opinion Documents or any liability or obligation of the Company arising thereunder in respect of itself or its assets.

6                                                  ADDRESSEES

6.1                                        This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Opinion Documents relate and may not be disclosed to and relied upon by any other person without our prior written consent.

6.2                                        Notwithstanding paragraph 6.1, to the extent reasonably required, this opinion letter may be disclosed without our prior written consent to:

(a)                       any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings; and

(b)                       the officers, employees, auditors and professional advisers of any addressee of this opinion letter,

in each case, on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion letter has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability to any person to whom such disclosure is made and (iii) (other than in relation to disclosure under paragraph (a)) such person agrees not to further disclose this opinion letter or its contents to any other person, other than as permitted above, without our prior written consent.

Yours faithfully,
Loyens & Loeff N.V.

/s/ LOYENS & LOEFF N.V.

Schedule 1

REVIEWED DOCUMENTS

1                                                  Opinion Documents

1.1                                        The New York law second supplemental indenture dated 1 September 2016 to the Original Indenture (the Second Supplemental Indenture).

1.2                                        The draft version of the New York law guarantee to be executed by inter alia the Company (the Guarantee).

Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1                                                  Documents

1.1                                        All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2                                        The information recorded in the 2016 Excerpt is true, accurate and complete on the date of the Former Board Resolution.

1.3                                        The information recorded in the 2018 Excerpt is true, accurate and complete on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

1.4                                        The Guarantee will be executed in the form of the draft attached as annex 1 to this opinion letter.

1.5                                        The Original Indenture constitutes the legal, valid and binding obligations of the parties thereto, enforceable against those parties in accordance with its terms and the Original Indenture will not affect the validity of the opinions given herein.

2                                                  Incorporation, existence and corporate power

2.1                                        The Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof are correct and complete and there were no defects in the incorporation process (not appearing on the face of the Deed of Incorporation) for which a court might dissolve the Company.

2.2                                        The Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surseance verleend), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A to Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt and the Checks).

2.3                                        The Articles are the articles of association (statuten) of the Company in force on the Relevant Date and on the date of the Former Board Resolution (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpts).

3                                                  Corporate authorisations

3.1                                        The Resolutions (a) correctly reflect the resolutions made by the board of managing directors of the Company in respect of the transactions contemplated by the Opinion Documents, (b) have been made with due observance of the Articles and any applicable by-laws and (c) are in full force and effect.

3.2                                        No member of the board of managing directors of the Company has a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions).

3.3                                        The general meeting of the Company has not subjected any resolutions of the board of managing directors of the Company to its approval pursuant to the Articles (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions).

3.4                                        The Company has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions).

4                                                  Execution

4.1                                        The Power of Attorney has not been terminated, revoked or declared null and void.

4.2                                        The authority of the attorney (gevolmachtigde) to enter into the Opinion Documents on behalf of the Company will not be affected by any rule of law (other than Dutch law) which under The Hague Convention on Agency 1978 applies or may be applied.

5                                                  Other parties

5.1                                        Each party to the Opinion Documents, other than the Company, is or will be validly existing under the laws by which it is purported to be governed.

5.2                                        Each party to the Opinion Documents, other than the Company, has all requisite power or capacity (corporate and otherwise) to execute and to perform its obligations under the Opinion Documents and the Opinion Documents have been or will be duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

6                                                  Validity

Under any applicable laws (other than Dutch law):

(a)                       the Opinion Documents constitute the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms;

(b)                       the choice of law and submission to jurisdiction made in the Opinion Documents is valid and binding; and

(c)                        each Holder (as defined in the Guarantee) has duly accepted the Guarantee.

7                                                  Immunity

None of the Company’s assets are intended for public use (de openbare dienst).

8                                                  Regulatory

The Notes will not be offered or sold, directly or indirectly, in the Netherlands to persons other than to qualified investors (gekwalificeerde beleggers) within the meaning of Section 1:1 of the Act on financial supervision (Wet op het financieel toezicht).

Schedule 3

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1                                                  Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio Pauliana), and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2                                                  Enforceability

2.1                                        The applicable law of an agreement governs the legality, validity and enforceability of an agreement. Subject to the legality, validity and enforceability under the applicable law, as a result of the due execution of an agreement by a Dutch person, the obligations contained in such agreement become binding upon and enforceable against such Dutch person.

2.2                                        A Dutch legal entity may invoke the nullity of a transaction if the transaction does not fall within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction falls within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

3                                                  Powers of attorney

3.1                                        Under Dutch law, each power of attorney or mandate included in the Opinion Documents, whether or not irrevocable, will terminate by force of law without notice, upon bankruptcy (faillissement), and will cease to be effective in case of a suspension of payments (surseance van betaling) of the Company or in the event of the Company being subjected to emergency regulations (noodregeling). To the extent that the appointment of a process agent would be deemed to constitute a power of attorney or a mandate, this qualification would apply.

3.2                                        Under Dutch law, a power of attorney can be made irrevocable, provided that the scope of the power of attorney concerns legal acts which are in the interest of the attorney or a third party. A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

3.3                                        Under Dutch law, a person is entitled to elect a domicile which is different from its physical or real domicile, if certain conditions are met. However, we are not aware of any case law confirming that, for the purpose of service of process, a domicile located outside the Netherlands may be elected. In the event of initiating legal proceedings against a person domiciled in the Netherlands, we recommend that service of process is also effected upon it at its domicile in the Netherlands.

4                                                  Dutch court proceedings

4.1                                        Pursuant to the EC Regulation of 17 June 2008 on the law applicable to contractual obligations (Rome I) and subject to the limitations of Rome I, a Dutch court may apply provisions of law other than the law chosen by the parties.

4.2                                        Notwithstanding any provision to the contrary, a Dutch competent court may assume jurisdiction in summary proceedings (kort geding) if provisional measures are required in view of the interest of the parties. A Dutch court has the power or obligation to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere.

4.3                                        Under Dutch law specific performance may not always be available.

4.4                                        Any provision in an agreement permitting concurrent proceedings to be brought in different jurisdictions may not be enforceable.

4.5                                        It is uncertain under Dutch law whether upon the enforcement of a money judgment expressed in a non-Dutch currency against assets situated in the Netherlands by way of an enforcement sale (executoriale verkoop), proceeds can be obtained in such non-Dutch currency.

4.6                                        If an action is instituted in the Netherlands for payment of a sum of money expressed in a non-Dutch currency, the claimant has the option to request a Dutch court to render judgment either in the lawful currency of the Netherlands or such non-Dutch currency. An enforceable judgment in a non-Dutch currency may be enforced in the Netherlands either in such non-Dutch currency or, if enforcement purposes would so require, in the lawful currency of the Netherlands. In either case, the applicable rate of exchange is the rate of exchange at which the claimant can purchase the sum payable in the non-Dutch currency without delay.

5                                                  Regulatory

5.1                                        A person residing in the Netherlands may be designated by the Dutch Central Bank pursuant to the Act on financial foreign relations 1994 (Wet financiële betrekkingen buitenland 1994), and if so designated, it has to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank. Failure to observe these requirements does however not affect the enforceability of the obligations of such person.

5.2                                        Any dealer, arranger, selling agent or other person providing investment services in the Netherlands within the meaning of Section 2:96 of the Act on financial supervision (Wet op het financieel toezicht) must either be licensed or exempt under the Act on financial supervision.

ANNEX 1

[FORM OF GUARANTEE]

For value received,

Fairbanks Gold Mining, Inc., a corporation organized under the laws of the State of Delaware, KG Far East (Luxembourg) Sàrl, a société à responsabilité limitée organized under the laws of Luxembourg, KG Mining (Bald Mountain) Inc., a corporation organized under the laws of the State of Delaware, KG Mining (Round Mountain) Inc., a corporation organized under the laws of the State of Delaware, Kinross Brasil Mineraҫão S.A., a corporation organized under the laws of the Federative Republic of Brazil, Melba Creek Mining, Inc., a corporation organized under the laws of the State of Alaska, Red Back Mining B.V., a private limited liability company (besloten vennootschap) incorporated under Dutch law, with its official seat in Amsterdam, the Netherlands, and registered with the Dutch trade register (Kamer van Koophandel) under number 34107768, Red Back Mining (Ghana) Limited, a business company organized under the laws of the British Virgin Islands, Round Mountain Gold Corporation, a corporation organized under the laws of the State of Delaware, and White Ice Ventures Limited, a business company incorporated in the British Virgin Islands and having its seat of central administration in Luxembourg, Grand Duchy of Luxembourg (herein called the “Guarantors”, which term includes any successor Person under the Indenture referred to in the Security upon which this Guarantee is endorsed), each hereby, jointly and severally, unconditionally and irrevocably guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due and punctual payment of the principal of, premium, if any, and interest on such Security, the due and punctual payment of any Additional Amounts that may be payable with respect to such Security, and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein.  In case of the failure of Kinross Gold Corporation, a corporation organized under the laws of the Province of Ontario (herein called the “Company”, which term includes any successor Person under such Indenture), punctually to make any such payment of principal, premium, if any, or interest, or any Additional Amounts that may be payable with respect to such Security or any such sinking fund or analogous payment, the Guarantors hereby agree to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The Guarantors hereby agree that their obligations hereunder shall be as if they were principal debtors and not merely sureties, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantors, increase the principal amount of such Security, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof.  The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any Additional Amounts that may be payable with respect to such Security or any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that its obligations under this Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest and any Additional Amounts that may be payable with respect to such Security.

The Guarantors shall be subrogated to all rights of the Holder of such Security and the Trustee against the Company in respect of any amounts paid to such Holder by the Guarantors pursuant to the provisions of this Guarantee; provided, however, that the Guarantors shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all Securities of the same series issued under such Indenture and any Additional Amounts that may be payable with respect to such Securities shall have been paid in full.

No reference herein to such Indenture and no provision of this Guarantee or of such Indenture shall alter or impair the guarantees of the Guarantors, which are absolute and unconditional, of the due and punctual payment of the principal of, premium, if any, and interest on, and any Additional Amounts that may be payable with respect to, and any sinking fund or analogous payments with respect to, the Security upon which this Guarantee is endorsed.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Security to which it relates shall have been manually executed by or on behalf of the Trustee under such Indenture.

The Guarantor will be released and relieved of its obligations under this Guarantee, and the Guarantee will be terminated, upon the request of the Company or the Guarantor (without the consent of the Trustee) if (i) the Guarantor shall cease to be a Credit Agreement Guarantor or will be released and relieved of its obligations under the Credit Agreement concurrently with the release of the Guarantee of the Securities and (ii) upon satisfaction and discharge of the Indenture or defeasance or covenant defeasance in accordance with the terms of the Indenture.

The Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of each such Guarantor not constitute (i) a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to its Guarantee or (ii) an unlawful distribution under any applicable state law prohibiting shareholder distributions by an insolvent subsidiary to the extent applicable to its Guarantee.

All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Executed and dated as of                     , 2018.

[Remainder of page intentionally left blank]

Kinross Gold Corporation

By:
Name:
Title:

By:
Name:
Title:

Fairbanks Gold Mining, Inc.

By:
Name:
Title:

KG Far East (Luxembourg) Sàrl

By:
Name:
Title:

KG Mining (Bald Mountain) Inc.

By:
Name:
Title:

KG Mining (Round Mountain) Inc.

By:
Name:
Title:

[Signature Page to Guarantee]

Kinross Brasil Mineraҫão S.A.

By:
Name:
Title:

By:
Name:
Title:

Melba Creek Mining, Inc.

By:
Name:
Title:

Red Back Mining B.V.

By:
Name:
Title:

Red Back Mining (Ghana) Limited

By:
Name:
Title:

Round Mountain Gold Corporation

By:
Name:
Title:

[Signature Page to Guarantee]

White Ice Ventures Limited

By:
Name:
Title:

[Signature Page to Guarantee]